Exhibit 99.1

GFI Group Inc. Announces First Quarter 2009 Results;

Declares Quarterly Cash Dividend

–   GAAP Revenues: $216.2 Million; Non-GAAP Revenues: $212.3 Million

–   GAAP Net Income: $11.6 Million or $0.10 per Diluted Share

–   Non-GAAP Net Income: $12.9 Million or $0.11 per Diluted Share

–   Board of Directors Declares Quarterly Cash Dividend of $0.05 per Share

New York,  April 30, 2009 — GFI Group Inc. (Nasdaq: GFIG), a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets, today announced financial results for the first quarter ended March 31, 2009.

Highlights

•                  Total revenues for the first quarter of 2009 were $216.2 million, and included a $3.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues and a $0.7 million gain related to an investment in The Clearing Corporation. Excluding these items, non-GAAP revenues were $212.3 million for the first quarter of 2009. In the first quarter of 2008, total revenues were $314.6 million, on both a GAAP and non-GAAP basis.

•                  Brokerage revenues for the first quarter of 2009 declined 34% to $197.6 million from $298.2 million in the first quarter of 2008.  Revenues in all product categories declined in comparison to the first quarter of 2008, with credit, financial, equity and commodity product revenues down 33%, 40%, 32% and 32%, respectively. Within credit products, revenues from cash fixed income products increased 66% over the first quarter of 2008, while revenues from credit derivative products decreased 66%.

•                  In the first quarter of 2009, compensation and employee benefits expense was 67.3% of total revenues compared with 61.4% in the first quarter of 2008.  On a non-GAAP basis, compensation and employee benefits expense as a percentage of total revenues was 66.7% compared with 61.4% in the first quarter of 2008.

•                  Non-compensation expense as a percentage of revenues was 24.3% of total revenues in the first quarter of 2009 compared with 20.3% in the first quarter of 2008. On a non-GAAP basis, non-compensation expense as a percentage of revenues was 23.8% for the first quarter of 2009 compared with 19.2% in the first quarter of 2008.

•                  Net income for the first quarter of 2009 was $11.6 million, or $0.10 per diluted share, compared with $36.0 million, or $0.30 per diluted share, in the first quarter of 2008.  On a non-GAAP basis, net income for the first quarter of 2009 was $12.9 million, or $0.11 per diluted share, compared with $38.1 million, or $0.32 in the first quarter of 2008.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “In the first quarter of 2009, we achieved sequential revenue growth in three of our four brokerage product categories, and our cost reduction initiatives contributed to improved profitability.  As a result, our net income increased 21% from the fourth quarter of 2008 on a non-GAAP basis, although it was well below the record levels achieved in the first quarter of 2008.

“The contrast between the year-over-year periods was marked.  In the first quarter of 2009, the global credit crisis and recessionary environment continued to depress share, index and asset values globally. Additionally, dealers and hedge funds deployed less capital in certain derivative markets amidst difficult credit conditions and uncertainty about the changing market structure and the effect of proposed government and regulatory action in the U.S. and Europe.  The changes in market conditions as well as the adverse impact on our foreign currency denominated revenues of the strengthening U.S. Dollar were significant contributors to the year-over-year revenue decline in each of our product categories.

“Our revenue from credit products were 33% below the first quarter of 2008, but they increased 30% from the fourth quarter of 2008 due to the strong contribution of our cash fixed income brokerage operations.  The growth in cash fixed income product revenue partially offset a substantial decline in credit derivative product revenue compared to the first quarter of last year.  The decline in credit derivative product revenue was driven by a combination of overall lower market volumes and the defection of a number of our New York credit derivative brokers to a competitor a year ago. We believe that we are seeing signs of renewed confidence and greater certainty in the credit derivative markets that will help lead to the recovery of our trading volumes. Revenues from credit derivatives represented approximately 13% of total revenues for the first quarter of 2009, compared with 26% in the first quarter of 2008.

“Equity product revenues were down 32% year over year and 27% sequentially, primarily because of less liquid markets, generally lower trading volumes in equities and depressed share values in Europe where certain cash equity and equity derivative product commissions are based on notional values.

“Our financial product revenues declined 40% from the first quarter of 2008, while increasing 11% over the fourth quarter of 2008.  We are continuing to see dealers scaling back their trading operations in Asia and emerging markets globally.  Our revenues were also reduced by the transfer of our global U.S. dollar interest rate swaps business to a third party in March 2008 and the restructuring initiative implemented in the second half of 2008.

“Commodity product revenues decreased 32% from the first quarter of 2008, but rose 9% from the 2008 fourth quarter.  A significant reason for the decrease was the substantial decline in the Baltic Dry Freight Index which has adversely impacted our dry freight business in Europe and Asia.  However, the index recovered somewhat in the first quarter of 2009 and we believe that our dry freight business has stabilized.

“Employee compensation and benefit expenses, which are the largest component of our costs, decreased 27% from the first quarter of 2008 on a non-GAAP basis, although they increased as a percentage of total revenues, both year-over-year and sequentially. This increase in compensation expense as a percentage of revenues resulted from substantially lower revenues compared to the first quarter of 2008 as well as the continuing impact of the expense we incurred to re-staff our New York credit desks last year and the severance costs related to our front and back office restructuring in the first quarter of 2009.  The balance of our expenses decreased 17% from the first quarter of 2008 on a non-GAAP basis but increased as a percentage of revenues year over year, mainly due to the effect of lower revenues.  Non-compensation expenses, as a percentage of revenues, improved sequentially over the fourth quarter of 2008, as we continue to focus on controlling costs.

“The evolution of the OTC derivatives markets took a major step forward in the first quarter of 2009 when ICE Trust became the first clearinghouse to process certain credit default swap index transactions. We were an early investor in The Clearing Corporation, which was acquired by IntercontinentalExchange, Inc. in March of 2009, resulting in the formation of ICE Trust, a CDS clearing facility.  We continue to have an economic interest in ICE Trust.

“We believe the advent of central clearing for credit derivatives, standardized contract terms and increased electronic trading will help facilitate the recovery of our trading volumes in credit derivative markets.

“Looking at the second quarter of 2009, we currently expect our total revenues to decline by approximately 23% compared to the second quarter of 2008.

“We are intent on making further progress during the remainder of the year by continuing to adapt to changing market dynamics, developing new sources of brokerage commissions and other revenues and controlling direct and indirect costs.  We have maintained our strong balance sheet and cash position, and we are pleased to declare a quarterly cash dividend of $0.05 per share again this quarter.”

Revenues

For the first quarter of 2009, total revenues were $216.2 million on a GAAP basis and $212.3 million on a non-GAAP basis.  This compares with total revenues of $314.6 million in the first quarter of 2008.

Brokerage revenues in the first quarter of 2009 were $197.6 million, which was 34% below the first quarter of 2008. Revenues in all product categories declined in comparison to the first quarter of 2008, with credit, financial, equity and commodity product revenues down 33%, 40%, 32% and 32%, respectively. Within credit products, a 66% increase in cash fixed income revenues from the first quarter of 2008 partially offset a 66% decrease in credit derivative revenues.

Revenues from trading software, analytics and market data products for the first quarter of 2009 increased 16% to $13.1 million from the same period of 2008 and included a $6.9 million contribution from Trayport Limited, acquired by the Company on January 31, 2008.  Trayport’s revenues rose 37% from the first quarter of 2008 in its functional currency, the British Pound Sterling.  By geographic region, first quarter 2009 brokerage revenues decreased 38% in EMEA, 25% in the Americas and 49% in Asia-Pacific compared with the first quarter of 2008.

Expenses

For the first quarter of 2009, compensation and employee benefit expense was $145.5 million, a decrease of 25% from the first quarter of 2008.  Compensation and employee benefit expense increased as a percentage of total revenues to 67.3% in the first quarter of 2009 from 61.4% in the first quarter of 2008.  On a non-GAAP basis, compensation and employee benefit expense decreased 27% to $141.7 million, representing 66.7% of total revenues, compared with 61.4% of total revenues in the first quarter of 2008.

Non-compensation expense for the first quarter of 2009 declined 18% to $52.6 million or 24.3% of total revenues compared with $63.8 million or 20.3% of total revenues in the first quarter of 2008.  On a non-GAAP basis, non-compensation expense for the first quarter of 2009 declined 17% to $50.4 million or 23.8% of total revenues compared with $60.5 million or 19.2% of total revenues in the first quarter of 2008.

The effective tax rate for the first quarter of 2009 was 36.0% compared to 37.5% for the same period of 2008.

Earnings

Net income for the first quarter of 2009 was $11.6 million, or $0.10 per diluted share, compared with net income of $36.0 million, or $0.30 per diluted share, in the first quarter of 2008.  On a non-GAAP basis, net income for the first quarter of 2009 was $12.9 million, or $0.11 per diluted share, compared with $38.1 million or $0.32 for the first quarter of 2008.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-

GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the first quarter of 2009, the difference between GAAP and non-GAAP revenue was $3.9 million and the difference between GAAP and non-GAAP net income was $1.3 million and reflected for non-GAAP purposes:

•                  The exclusion in revenues of:

–                 a $3.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

–                 a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The exclusion of $4.6 million related to severance and other restructuring initiatives, including an $0.8 million charge relating to the termination of a joint venture; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $0.7 million.

In the first quarter of 2008, there was no difference between GAAP and non-GAAP revenues and the difference between GAAP and non-GAAP net income was $2.1 million and reflected for non-GAAP purposes:

•                  The exclusion of $1.2 million of amortization on all acquired intangible assets.

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises in 2008, including:

–                 $0.8 million of duplicate rent expense;

–                 $1.4 million of accelerated depreciation expense related to assets to be abandoned; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.3 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on May 29, 2009 to shareholders of record on May 15, 2009.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, May 1 to review its first quarter 2009 financial results and business outlook. Those wishing to listen to the live conference call via telephone should dial 800-798-2801 in North America, passcode 33821483; and +1 617-614-6205 in Europe, same passcode.   A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,100 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Patricia Gutierrez
Vice President - Public Relations
212-968-2964
patricia.gutierrez@gfigroup.com

– FINANCIAL TABLES FOLLOW –

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	$125,399	$239,089
Principal transactions	72,215	59,094
Total brokerage revenues	197,614	298,183
Software, analytics and market data	13,052	11,259
Interest income	497	2,683
Other income	5,072	2,475
Total revenues	216,235	314,600

EXPENSES:
Compensation and employee benefits	145,548	193,198
Communications and market data	11,498	11,181
Travel and promotion	7,480	11,723
Rent and occupancy	5,150	6,614
Depreciation and amortization	7,839	7,922
Professional fees	5,091	5,012
Clearing fees	8,107	11,202
Interest	2,469	3,085
Other expenses	4,928	7,092
Total expenses	198,110	257,029

INCOME BEFORE PROVISION FOR INCOME TAXES	18,125	57,571

PROVISION FOR INCOME TAXES	6,525	21,589

NET INCOME	$11,600	$35,982

Basic earnings per share	$0.10	$0.31
Diluted earnings per share	$0.10	$0.30

Weighted average shares outstanding - basic	118,364,233	117,736,242

Weighted average shares outstanding - diluted	120,400,536	119,975,020

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended
	March 31,
	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	58.0%	76.0%
Principal transactions	33.4%	18.8%
Total brokerage revenues	91.4%	94.8%
Software, analytics and market data	6.0%	3.6%
Interest income	0.2%	0.9%
Other income	2.4%	0.8%
Total revenues	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	67.3%	61.4%
Communications and market data	5.3%	3.6%
Travel and promotion	3.5%	3.7%
Rent and occupancy	2.4%	2.1%
Depreciation and amortization	3.6%	2.5%
Professional fees	2.4%	1.6%
Clearing fees	3.7%	3.6%
Interest	1.1%	1.0%
Other expenses	2.3%	2.3%
Total expenses	91.6%	81.7%

INCOME BEFORE PROVISION FOR INCOME TAXES	8.4%	18.3%

PROVISION FOR INCOME TAXES	3.0%	6.9%

NET INCOME	5.4%	11.4%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008

Brokerage Revenues by Product Categories:
Credit	$74,404	$110,695
Financial	31,091	52,020
Equity	53,394	78,716
Commodity	38,725	56,752

Total brokerage revenues	$197,614	$298,183

Brokerage Revenues by Geographic Region:
Americas	$89,537	$119,456
Europe, Middle East, and Africa	93,306	149,551
Asia-Pacific	14,771	29,176

Total brokerage revenues	$197,614	$298,183

	March 31,	December 31,
	2009	2008

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$321,108	$342,375
Total assets (1)	1,140,315	1,085,911
Total debt, including current portion	219,914	223,823
Stockholders’ equity	482,831	476,963

Selected Statistical Data:
Brokerage personnel headcount (2)	1,039	1,037
Employees	1,699	1,740
Broker productivity for the period (3)	$188	$184

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $236.7 million and $149.7 at March 31, 2009 and December 31, 2008, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2009	2008

GAAP revenues	$216,235	$314,600
Gain on exchange of cost-method investments (a)	(697)	—
Mark-to-market (gain)/loss on forward hedges of future foreign currency revenues (a)	(3,242)	—
Total Non-GAAP Revenues	$212,296	$314,600

GAAP expenses	198,110	257,029
Non-operating adjustments:
Amortization of intangibles	(1,372)	(1,164)
Severance and other restructuring	(4,644)	—
Duplicate rent	—	(849)
Accelerated depreciation on 100 Wall Street	—	(1,365)
Total Non-GAAP adjustments (a)	(6,016)	(3,378)
Non-GAAP operating expenses	192,094	253,651

GAAP income before provision for income taxes	18,125	57,571
Sum of Non-GAAP items = (a)	2,077	3,378
Non-GAAP income before tax provision	20,202	60,949

GAAP provision for income tax	6,525	21,589

Income tax impact on Non-GAAP items (b)	748	1,267

Non-GAAP provision for income taxes	7,273	22,856

GAAP net income	11,600	35,982

Sum of Non- GAAP adjustments [ (a) - (b) - (c)]	1,329	2,111
Non-GAAP net income	$12,929	$38,093

GAAP basic net income per share	$0.10	$0.31

Basic non-operating income per share	0.01	0.01

Non-GAAP basic net income per share	$0.11	$0.32

GAAP diluted net income per share	$0.10	$0.30

Diluted non-operating income per share	0.01	0.02

Non-GAAP diluted net income per share	$0.11	$0.32

Weighted average Non-GAAP shares outstanding - basic	118,364,233	117,736,242

Weighted average Non-GAAP shares outstanding - diluted	120,400,536	119,975,020